UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008

PharMerica Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place, Louisville, Kentucky	40299
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (502) 263-7216

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement and
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2008, PharMerica Corporation (the “Company”) and Richard Toole, Senior Vice President and Chief Information Officer of the Company, entered a Separation of Employment Agreement and General Release ( the “Agreement”) in connection with Mr. Toole’s resignation from the Company. Mr. Toole has resigned to pursue other opportunities. His last day with the Company will be August 31, 2008.

Under the Agreement, Mr. Toole will be entitled to receive his compensation through August 31, 2008, including bonus compensation pro-rated through such date, and in addition will receive his current monthly base salary of $21,642.41 for sixteen (16) months after August 31, 2008. Mr. Toole will also receive a bonus of $86,386.00 to be paid on the first business day at the conclusion of the sixteen (16) month period following August 31, 2008. Mr. Toole also will be entitled to continuing health benefits for himself and his family for a 16-month period following August 31, 2008. Any options and restricted share awards not vested by August 31, 2008 shall be forfeited pursuant to the terms to the awards. Mr. Toole also will receive certain outplacement services and will remain covered under the Company’s directors’ and officers’ liability insurance policies for six years.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.45    Separation of Employment Agreement and General Release dated June 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

By:	/s/ Thomas A. Caneris
Thomas A. Caneris
Senior Vice President, General Counsel and Secretary

Date: July 1, 2008

Exhibit Index

Exhibit No.	Description

10.45	Separation of Employment Agreement and General Release date June 27, 2008.